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                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C.  20549


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                                 FORM 8-K



                              CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



                       Date of Report April 13, 1994


                                                                    I.R.S.
Commission                                                         Employer
   File                                          State of       Identification
  Number              Registrant               Incorporation        Number


001-11227     Washington Energy Company           Washington       91-1005304
001-11271     Washington Natural Gas Company      Washington       91-1005303



                 815 Mercer Street, Seattle, Washington 98111
             (Address of Registrant's principal executive offices)
      Registrant's telephone number, including area code:  (206) 622-6767


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                                  PAGE 2

Item 5.  Other Events

On April 13, 1994, Washington Energy Company made the following press release:

LOWER FISCAL '94 EARNINGS EXPECTED

     SEATTLE -- William P. Vititoe, chairman and chief executive officer of Washington Energy Company, announced this morning that he will inform a group of analysts at noon (EDT) today (April 13) that the analysts' consensus estimates which average 70 cents for year-end earnings per share are more than double the company's expectation for the fiscal year ending Sept. 30, 1994.

     Vititoe believes the difference is attributable to three major factors that are not sufficiently reflected in Wall Street's estimates:

     The rate decrease of $15.4 million in annual revenues that went into effect in October 1993 for Washington Natural Gas, the principal subsidiary of Washington Energy Company;

     Winter weather, which was more than 4 percent warmer than normal, has lowered utility gas sales margins. In addition, some of the utility's large-volume industrial customers shifted from firm transportation to interruptible gas sales service, which as a result of the company's recent rate decrease provides a lower margin. The combined effect is estimated to reduce earnings per share by approximately 11 cents through the first six months of the year;

     Natural gas pipeline and storage demand charges incurred by Washington Energy Resources (WER), the company's oil and gas exploration and production subsidiary, which were not being recovered through brokered activity, are expected to reduce earnings per share by approximately 8 cents for the fiscal year. Washington Energy Resources intends to merge with Cabot Oil and Gas Corporation of Houston by May 1, 1994, but WER's pipeline contractual arrangements are excluded from the merger. To mitigate future losses, the company has assigned, effective Nov. 1, 1995, approximately 50 percent of future pipeline demand charges of these contracts. The company intends during the fiscal year to estab-lish reserves for future losses not mitigated;

     Other factors that also will affect the full-year results are, among others: weather for the balance of the fiscal 1994 year; the timing and amount of rate relief; and any gain or loss recorded from the merger of the oil and gas subsidiary with Cabot Oil and Gas.

     Vititoe stated he also would report on developments which he views as positive for the company's outlook in fiscal 1995 and beyond.

     The staff of the Washington Utilities and Transportation Commission
(WUTC) recently submitted a filing in Washington Natural Gas' pending rate case supporting a $19 million rate increase for the gas utility. Washington Natural Gas has requested a $24.6 million increase in general rates. If the staff's recommendation is adopted, annual earnings per share, on a pro-forma basis, could increase by 49 cents. The WUTC's three commissioners have until October 19, 1994, to issue a final decision.

     By May 31, 1994, Washington Natural Gas will be filing a cost-of-service study with a revised rate design, which should address the margin shortfall caused by the shift of large-volume industrial customers to interruptible sales service.

     Based in Seattle, Washington Energy Company holds Washington Natural

                                  PAGE 3

Gas, the largest natural gas utility in the Pacific Northwest; Washington Energy Services Company, which sells energy and security products for the home; and two other subsidiaries with interests in coal holdings and rail transportation of coal in southeastern Montana.

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Signatures

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         WASHINGTON ENERGY COMPANY


                         by /S/ James P. Torgerson
                         Senior Vice President - Finance,
                         Planning and Development and
                         Chief Financial Officer


                         WASHINGTON NATURAL GAS COMPANY


                         by /S/ James P. Torgerson
                         Senior Vice President - Finance,
                         Planning and Development and
                         Chief Financial Officer


April 13, 1994